UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2010

VIPER POWERSPORTS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51632	41-1200215
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10895 Excelsior Blvd., Ste. 203 Hopkins, MN		55343
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (952) 938-2481

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CER 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.l4a-12)

☐	Pre-commencement communications pursuant to Rule 1 4d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 1 3e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sale of Equity Securities

 Private Placement Sales

         From January-October 2010, Viper Powersports Inc. (“the Company”) sold a total of $1,075,200 of equity units in a private placement with each unit priced at $2.00 consisting of two shares of common stock of the Company and one stock purchase warrant to purchase an additional common share exercisable at $1.00 per share.  These units were purchased by eight persons who all are accredited investors, and the Company received net proceeds of $881,200 after deduction of commissions and other offering expenses.  These private placement sales were made in reliance upon exemption from registration set forth in Section 4(2) and Rule 506 of the Securities Act of 1933, as amended.

Conversion of Debt

        During 2010, the Company borrowed a total of $850,000 from six individuals who all are accredited investors, and the Company converted all of this debt plus all accrued interest thereon in the amount of $94,808 into common stock of the Company based on $.75 per share, plus a stock purchase warrant for each two shares to purchase an additional common share exercisable at $l.00 per share.  No commissions were involved in these debt conversions, and the issuance of common stock for this debt was made in reliance upon exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Viper Powersports Inc.

Dated: December 3, 2010	By:	/s/ Jerome L. Posey
Jerome L. Posey,
Chief Financial Officer